SCHEDULE 14A
                     Information Required in Proxy Statement
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the  Registrant X
Filed by a Party other than the Registrant __
Check the appropriate box:
__  Preliminary Proxy Statement
X   Definitive Proxy Statement
__  Definitive Additional Materials
__ Soliciting Material Pursuant to Exchange Act Rule 14a-11 or 14a-12

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                (Name of Registrant as Specified In Its Charter)
        ----------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing Fee (check the appropriate box):

X     No Fee Required
__    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------

         2) Aggregate number of securities to which the transaction applies;

        ------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing is calculated and state how it was determined.)

        ------------------------------------------------------------

         4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------

         5) Total fee paid:

        ------------------------------------------------------------

__ Fee paid previously with preliminary materials.

__ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        1) Amount Previously Paid:

      ------------------------------------------------------------
        2) Form, Schedule or Registration Statement No.:

      ------------------------------------------------------------
        3) Filing Party:

      ------------------------------------------------------------
        4) Date Filed:

       ------------------------------------------------------------

                       RIGHT MANAGEMENT CONSULTANTS, INC.

                               1818 Market Street
                                   33rd Floor
                        Philadelphia, Pennsylvania 19103
                             -----------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON THURSDAY, MAY 4, 2000
                             -----------------------

         The annual meeting of shareholders (together with any and all adjournments and postponements, the "Meeting") of Right Management Consultants, Inc., a Pennsylvania corporation (the "Company"), will be held on Thursday, May 4, 2000, at 10:00 a.m., at the Company's headquarters, 1818 Market Street, 33rd Floor, Philadelphia, Pennsylvania, for the following purposes:

     1. To elect eleven directors to hold office until the annual meeting of shareholders in 2001 and until their respective successors are duly elected and qualified.

     2. To ratify the selection by the Board of Directors of Arthur Andersen LLP as the Company's independent public accountants for the current fiscal year.

     3. To transact such other business as may properly come before the Meeting.

         The Board of Directors has fixed the close of business on March 17, 2000 as the record date for the Meeting. Only shareholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof. A list of such holders will be open to the examination of any shareholder, for any purpose germane to the Meeting, at the Company's headquarters detailed above, for a period of ten days prior to the Meeting.

         The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the accompanying proxy statement for further information with respect to the business to be transacted at the Meeting.

         The Board of Directors urges you to sign, date and return the enclosed proxy promptly. You are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote in person if you do attend the Meeting.


                                         By Order of the Board of Directors

                                         /s/ CHARLES J. MALLON
                                         Secretary

Philadelphia, Pennsylvania
April 7, 2000

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                               1818 Market Street
                                   33rd Floor
                             Philadelphia, PA 19103

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                   May 4, 2000

                               GENERAL INFORMATION


         This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Right Management Consultants, Inc., a Pennsylvania corporation (the "Company"), for use at the Company's annual meeting of shareholders (together with any and all adjournments and postponements, the "Meeting") which is scheduled to be held on Thursday, May 4, 2000, at 10:00 a.m., at the Company's headquarters, 1818 Market Street, 33rd Floor, Philadelphia, Pennsylvania. This proxy statement, the foregoing notice and the enclosed proxy are being sent to shareholders on or about April 7, 2000.

         The Board of Directors knows of no matters that are likely to be brought before the Meeting other than those specified in the notice thereof. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, executed proxies will be voted "FOR" all the nominees of the Board of Directors and "FOR" the ratification of the selection by the Board of Directors of Arthur Andersen LLP as the Company's independent public accountants for the current fiscal year.

         Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.


             VOTING SECURITIES, VOTING RIGHTS AND SECURITY OWNERSHIP

Voting Securities

         At the close of business on March 17, 2000, the record date fixed for the determination of shareholders entitled to notice of and to vote at the Meeting, there were outstanding 6,031,883 shares of the Company's common shares, par value $0.01 per share ("Common Shares"), each of which has one vote per share. The presence at the Meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum for the purpose of considering the matters expected to be voted on at the Meeting. Abstentions, and any shares as to which a broker or nominee indicates that it does not have discretionary authority to vote on a particular matter, will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining whether the approval of shareholders has been obtained with respect to any such matter. Eleven directors will be elected at the Meeting by a plurality of all votes cast at the Meeting, which means that the eleven nominees who receive the most votes will be elected. The votes of a majority of the shares of shareholders who are either present in person or represented by proxy at the Meeting are required to approve the other proposal. Shareholders of the Company do not have the right to cumulate votes in the election of directors or otherwise.

Principal Shareholders and Management's Holdings

         The following table sets forth certain information as of March 17, 2000 with respect to the holdings of Common Shares of each nominee for director, all directors and officers as a group and each shareholder who was known to the Company to be the beneficial owner of more than 5% of the outstanding Common Shares. Except as otherwise specified, the named beneficial owner has sole voting and investment power. As used in this table, "beneficially owned" means the sole or shared power to vote or dispose of, or to direct the voting or disposition of, the shares, or the right to acquire such power within 60 days of March 17, 2000 with respect to any shares.

         All of the individuals listed below are directors of the Company, except for Mr. Erik A. Dithmer and Mr. James E. Greenway, who are "named officers." Their address is the same as the Company's listed on the previous page.

                                                                           Number of              Percent
                                                                             Shares                 of
  Name of Shareholder                                                  Beneficially Owned        Class (1)
  -------------------                                                  ------------------        ---------
  FMR Corporation                                                           728,200   (2)          12.1%
  Richard J. Pinola                                                         696,660   (3)          11.5%
  T. Rowe Price Associates, Inc.                                            577,000   (4)           9.6%
  Dimensional Fund Advisors, Inc.                                           435,450   (5)           7.2%
  Investment Counselors of Maryland, Inc.                                   300,500   (6)           5.0%
  Joseph T. Smith                                                           288,625   (7)           4.8%
  Frank P. Louchheim                                                        182,539   (8)           3.0%
  Larry A. Evans                                                            102,712   (9)           1.7%
  Frederick R. Davidson                                                      64,385                 1.1%
  John J. Gavin                                                              52,392  (10)              *
  Erik A. Dithmer                                                            31,076  (11)              *
  John R. Bourbeau                                                           28,013  (12)              *
  Dr. Marti D. Smye                                                          17,242  (13)              *
  Catherine Y. Selleck                                                       16,000  (14)              *
  Raymond B. Langton                                                         14,800  (15)              *
  Rebecca J. Maddox                                                          14,673  (16)              *
  James E. Greenway                                                          10,863  (17)              *
  All Directors and Officers as a Group (21 persons)                      1,593,824  (18)          26.4%
* Less than 1%.

(1) Any securities not currently outstanding but subject to options exercisable by such shareholder within 60 days of March 17, 2000 are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person.

(2) Based on Schedule 13G dated February 14, 2000 filed by FMR Corporation ("FMR") with the Securities and Exchange Commission ("SEC"). In such Schedule, FMR reported having sole voting power with respect to 32,700 shares and sole dispositive power with respect to all 728,200 shares. FMR's address is 82 Devonshire Street, Boston, MA 02109.

(3) The number of shares listed as held by Mr. Pinola includes (a) currently exercisable options to purchase an aggregate of 362,060 shares of the Company's Common Shares and (b) an award of 7,000 shares of the Company's Common Shares, issued effective January 1, 1999 for Mr. Pinola's performance during 1998.


                                       3

(4) Based on Schedule 13G dated February 14, 2000 filed by T. Rowe Price Associates, Inc. ("Price Associates") with the SEC. In such Schedule, Price Associates reported having sole voting power with respect to 47,000 shares and sole dispositive power with respect to all 577,000 shares and states the following: "These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 500,000 shares, representing 8.3% of the shares outstanding), which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities." Price Associates' address is 100 E. Pratt Street, Baltimore, MD 21202.

(5) Based on Schedule 13G dated February 11, 2000 filed by Dimensional Fund Advisors, Inc. ("Dimensional") with the SEC. In such Schedule, Dimensional reported having sole voting power and sole dispositive power with respect to all 435,450 shares and states the following:
         "Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds". In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the securities of the Issuer described in this schedule that are owned by the Funds. All securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities." Dimensional's address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(6) Based on Schedule 13G dated February 9, 2000 filed by Investment Counselors of Maryland, Inc. ("Investment Counselors") with the SEC. In such Schedule, Investment Counselors reported having sole voting power with respect to 242,500 shares, shared voting power with respect to 58,000 shares and sole dispositive power with respect to all 300,500 shares. Investment Counselors' address is 803 Cathedral Street, Baltimore, MD 21201-5297.

(7) The number of shares listed as held by Mr. Smith includes currently exercisable options to purchase an aggregate of 141,184 shares of the Company's Common Shares.

(8) The number of shares listed as held by Mr. Louchheim includes (a) an aggregate of 1,575 shares which are held by certain of his children as custodian for a total of seven minor grandchildren of Mr. Louchheim, as to which Mr. Louchheim disclaims beneficial ownership, and (b) currently exercisable options to purchase an aggregate of 7,125 shares of the Company's Common Shares.

(9) The number of shares listed as held by Mr. Evans includes (a) an aggregate of 11,700 shares held by his wife, as to which Mr. Evans disclaims beneficial ownership, and (b) currently exercisable options to purchase an aggregate of 11,625 shares of the Company's Common Shares.

(10) The number of shares listed as held by Mr. Gavin includes currently exercisable options to purchase an aggregate of 35,002 shares of the Company's Common Shares.

(11) The number of shares listed as held by Mr. Dithmer includes (a) an aggregate of 300 shares which are held by Mr. Dithmer as custodian for his six grandchildren and (b) currently exercisable options to purchase an aggregate of 10,750 shares of the Company's Common Shares

(12) The number of shares listed as held by Mr. Bourbeau includes currently exercisable options to purchase an aggregate of 13,500 shares of the Company's Common Shares.

(13) The number of shares listed as held by Dr. Smye includes currently exercisable options to purchase an aggregate of 11,000 shares of the Company's Common Shares.



                                       4

(14) The number of shares listed as held by Ms. Selleck includes currently exercisable options to purchase an aggregate of 13,500 shares of the Company's Common Shares.

(15) The number of shares listed as held by Mr. Langton includes currently exercisable options to purchase an aggregate of 13,500 shares of the Company's Common Shares.

(16) The number of shares listed as held by Ms. Maddox includes currently exercisable options to purchase an aggregate of 13,500 shares of the Company's Common Shares.

(17) The number of shares listed as held by Mr. Greenway includes (a) an aggregate of 4,196 shares held in a Company Stock Fund under the Company's 401(K) Plan, and (b) currently exercisable options to purchase an aggregate of 3,667 shares of the Company's Common Shares.

(18) The number of shares in the aggregate listed as held by the directors and executive officers of the Company as a group includes (a) currently exercisable options to purchase an aggregate of 662,540 shares of the Company's Common Shares and (b) 8,913 shares held in a Company Stock Fund under the Company's 401(K) Plan.

Compliance with Section 16 (a) of Securities Exchange Act of 1934

         Section 16 (a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16 (a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1999, all
Section 16 (a) reports by its officers, directors and greater than ten percent beneficial owners were timely filed except one report each, relating to Common Shares purchased by Dr. Smye and by Mr. Szwec.

                              ELECTION OF DIRECTORS

Nominees for Election

         At the Meeting, the shareholders will elect eleven directors to hold office until the annual meeting of shareholders in 2001 and until their respective successors are duly elected and qualified. Unless contrary instructions are given, the shares represented by the enclosed proxy will be voted "FOR" the election of the nominees for director shown below.

         The Board of Directors believes that the nominees are willing to serve as directors. If any nominee at the time of his or her election is unable or unwilling to serve or is otherwise unavailable for election, and as a result another nominee is designated, the persons named in the enclosed proxy or their substitutes will have discretion and authority to vote or to refrain from voting for the other nominee in accordance with their judgment. The nominees for election as directors, together with certain information about them, are as follows:

                       Director
     Name                Since    Age     Position(s)

Frank P. Louchheim       1980     76      Founding Chairman

Richard J. Pinola        1989     54      Chairman of the Board of
                                          Directors and
                                          Chief Executive Officer

Joseph T. Smith          1991     64      Vice Chairman of the Board of
                                          Directors

John J. Gavin            1999     43      President and Chief Operating
                                          Officer

Larry A. Evans           1980     57      Executive Vice President and
                                          Founding Principal

John R. Bourbeau         1995     55      President of Midwest
                                          Reemployment Associates, Inc.,
                                          an Affiliate of the Company

Raymond B. Langton       1995     55      President and Chief Executive
                                          Officer of SKM Applied
                                          Technology Partners

Rebecca J. Maddox        1995     46      President of Rebecca J. Maddox Co. LLC

Catherine Y. Selleck     1995     66      Business Consultant

Dr. Marti D. Smye        1996     49      Business Consultant

Frederick R. Davidson    1997     63      Chairman of Davidson &
                                          Associates, Pty. Ltd.

         Mr. Louchheim was one of the founders of the Company. From November 1980 until September 1987, he served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company. He continued to serve as Chief Executive Officer and Chairman of the Board through December 1991. From January 1992 to December 1993, he served as the full-time Chairman of the Board of Directors. Effective January 1, 1994, Mr. Louchheim was appointed Founding Chairman and continues as a Director.

         Mr. Pinola was elected as a Director by the Board in October 1989. Mr. Pinola is a Certified Public Accountant and joined Penn Mutual Life Insurance Company in 1969. He was appointed President and Chief Operating Officer in 1988, which positions he held until his resignation in September 1991. Mr. Pinola was a financial consultant to various organizations from September 1991 until July 1992, at which time he was appointed President and Chief Executive Officer of the Company. Effective January 1, 1994, Mr. Pinola was appointed Chairman of the Board of Directors and continues as Chief Executive Officer. Mr. Pinola also serves as a director of two outside companies: NSG America and K-Tron International, a publicly held company.

         Mr. Smith joined the Penn Mutual Life Insurance Company in 1963. In 1976, he was promoted to Vice President of Administration and Human Resources, which position he held until his resignation in 1980. From 1981 to 1984, Mr.
Smith worked as an independent consultant offering a range of consulting services to businesses. He joined the Company as a Senior Consultant in Professional Services in August 1984 and, from August 1988 until September 1992 held the position of Regional Managing Principal of the Company's Philadelphia office. Mr. Smith was elected as a Director in May 1991. From September 1992 through December 1993, Mr. Smith served as the Company's Chief Operating Officer. Effective January 1, 1994, Mr. Smith was appointed President in which capacity he served until December 1998. Effective January 1, 1999, Mr. Smith was appointed Vice Chairman of the Board of Directors.

         Mr. Gavin was employed at Arthur Andersen LLP in Philadelphia for 18 years in which he served as the partner in charge of the manufacturing/distribution industries. Mr. Gavin joined the Company in December 1996 as Executive Vice President. In this capacity, Mr. Gavin was responsible for the overall marketing strategy and business development activities for the Company's worldwide locations. Effective January 1, 1999, Mr. Gavin was appointed President and Chief Operating Officer of the Company. Also effective January 1, 1999, Mr. Gavin was elected a Director by the Board of Directors. Mr. Gavin is a member of the Board of Advisors for Temple University's Fox School of Business and he is a member of the Board of Trustees of the Eagle's Fly for Leukemia Foundation.

         Mr. Evans was professionally involved in the international finance and venture capital industries, prior to May 1978. From May 1978 to November 1980, Mr. Evans was employed as an independent outplacement consultant for Bernard Haldane Associates, Inc., reporting to Mr. Louchheim. Since November 1980, Mr. Evans has served as Executive Vice President and a Director of the Company. From January 1990 until May 1995, Mr. Evans served as Regional Managing Principal of several Company offices. From May 1995 until December 1999, Mr. Evans worked in the Company's corporate office together with the Company's regional offices in marketing to major national and international accounts. Effective January 1, 2000, Mr. Evans was appointed to oversee one of the Company's largest Key Executive Services practices. Mr. Evans serves on various boards of both non-profit organizations and community associations. He also holds directorships with Knite, Inc., an automotive components manufacturing company, 4 Anything.com and 4 Eschoolmall.com, both internet service companies, and he is on the Advisory Board of Data Com International, a silicon chip manufacturing company.

         Mr. Bourbeau founded Midwest Reemployment Associates, Inc., an Affiliate of the Company, in 1981, where he currently serves as the Regional Managing Principal and which has offices in Southfield, Grand Rapids, Kalamazoo, Lansing and Midland, Michigan, as well as Toledo, Ohio. Mr. Bourbeau also serves as a board member for both the State of Michigan Chamber of Commerce and Human Synergistics, Inc., and is a member of the Economic Club of Detroit.

           Mr. Langton is currently the Chief Executive Officer of SKM Applied Technology Partners, a manufacturer of engineered rubber and plastic products, which he co-founded in 1997. From 1986 to 1997, Mr. Langton worked for AB SKF of Sweden, where he held positions throughout various divisions including President and Chief Executive Officer of SKF North America and President and Chief Executive Officer of Chicago Rawhide Worldwide. Prior to joining AB SKF, Mr. Langton held key managerial posts with Fram Corporation, a Honeywell company. Mr. Langton is on the Board of Directors of MSC Industrial Direct Co., Inc. and was formerly a member of the Regional Advisory Board of First Union Bank. He is a graduate of the University of Virginia with a BA in History and has an MBA from the Wharton School, University of Pennsylvania.

         Ms. Maddox is President and Founder of Rebecca J. Maddox Co. LLC, a strategic marketing firm which specializes in assisting Fortune 1000 companies capitalize on growth opportunities in the women's market. Ms. Maddox is a Certified Public Accountant, holds an MBA from Columbia University and is the author of Inc. Your Dreams. Ms. Maddox is also a member of the Regional Advisory Board of PNC Bank.

         Ms. Selleck spent many years with IBM, in various executive capacities. Subsequent to her positions with IBM, Ms. Selleck joined Metaphor, a software and services company, where she served as President and Chief Executive Officer. She is now an independent business consultant to information technology companies on a wide range of business issues. Ms. Selleck is a Trustee of Occidental College.

         Dr. Smye was a partner of the industrial psychology firm, Jackson Smith, from 1981 to 1989. In 1989 she founded the change leadership consulting firm, People Tech Consulting, Inc. ("People Tech"). People Tech was acquired by the Company in April 1996. In addition, she is the author of three books titled You Don't Change a Company by Memo: The Simple Truths About Managing Change, Corporate Abuse: How "Lean and Mean" Robs People and Profits and Is It Too Late to Runaway and Join the Circus? Dr. Smye is a Board member of both Stride Tool, Inc. and Tool Source, Inc. She also serves on the Board of the Harvard Business School Club of Toronto. In March 1999, Dr. Smye was elected an Executive Vice President of the Company by the Board of Directors, in which capacity she served until December 1999. Dr. Smye is now an independent business consultant.

         Mr. Davidson is the Chairman of Davidson & Associates, Pty. Ltd., an Asia-Pacific career transition firm of which the Company acquired a fifty-one percent interest during 1997, and which is now owned 100% by the Company. Mr. Davidson was elected a Director by the Board of Directors on July 24, 1997. Mr. Davidson has published numerous articles on career planning, termination practices and managing large scale staff reductions, and he is the author of The Art of Executive Firing and Handbook of Executive Survival.

Committees of the Board of Directors

         The Board of Directors has four committees: the Compensation and Options Committee, the Audit Committee, the Executive and Finance Committee and the Nominating Committee.

         The Compensation and Options Committee is comprised of Mr. Langton, Ms. Maddox and Ms. Selleck. During 1999 Mr. Langton served as Chair of this committee; Ms. Selleck assumed the role of Chair effective January 1, 2000. The Committee's principle duties involve reviewing proposals made by the Chief Executive Officer to grant stock options, evaluating the rationale and expected contributions of the grantees to the future results of the Company, ensuring that compensation is at market levels and is supportive of overall Company goals and objectives, and determining whether to approve stock option grants with any modifications it deems appropriate. This Committee is also responsible for remuneration agreements with the Chief Executive Officer, the Vice Chairman, and the President/Chief Operating Officer.

         The Audit Committee is comprised of Ms. Selleck, Mr. Bourbeau and Mr. Langton. During 1999 Ms. Selleck served as Chair of this committee; Mr. Langton assumed the role of Chair effective January 1, 2000. The Committee's principle function is to oversee the annual audit and financial reporting of the Company.

         Messrs. Pinola, Bourbeau, Louchheim, Smith, and Ms. Maddox serve on the Executive and Finance Committee, of which Mr. Pinola is the Chair. This Committee assumes the responsibilities relating to director review of annual budgets and the overall financial performance of the Company.

         Messrs. Pinola, Louchheim, Evans, Langton, and Davidson serve on the Nominating Committee, of which Mr. Louchheim is the Chair. The Committee recommends to the Board of Directors nominees for election or reelection as director at the next annual meeting of shareholders or for vacancies arising within the Board of Directors. The Nominating Committee will consider nominees recommended by shareholders, which nominations should be submitted in writing to the Nominating Committee on or before the date specified under "Shareholder Proposals" below in order to be considered for the next annual meeting. The Nominating Committee is under no obligation to recommend any persons identified by shareholders as nominees to the Board of Directors.

         During 1999, the Board of Directors met seven times, one of which was a special meeting, the Compensation and Options Committee met nine times, three of which were special meetings, the Audit Committee met two times, and the Nominating Committee met once. The Executive and Finance Committee did not meet during 1999. Mr. Davidson and Dr. Smye attended fewer than 75% of all Board meetings that they were scheduled to attend during the year.


Certain Relationships and Related Party Transactions

         Midwest Reemployment Associates, Inc., ("MRAI"), the Affiliate owned by Mr. Bourbeau, received approximately $820,000 in fees from the Company during 1999 for services the Affiliate performed on behalf of the Company. MRAI incurred approximately $3,675,000 in royalties and fees payable to the Company for services the Company performed during 1999 on behalf of MRAI, including payments for reimbursable expenses and materials purchased by this Affiliate from the Company. The fees paid and received by MRAI were in accordance with the Company's standard fee and royalty arrangement with all of the Company's franchisees under the Company's Affiliate Agreement.

         In connection with the purchase of People Tech, which was acquired by the Company in April 1996, the Company made earnout payments during 1999 totaling approximately $975,000 to the previous owners of People Tech. Dr. Smye received approximately $763,000 of this earnout payment.

         Effective January 1, 2000, the Company purchased the remaining 36% minority interest in Davidson & Associates, Pty. Ltd. ("Davidson & Associates"), an Asia-Pacific career transition firm of which Mr. Davidson is the Chairman. The Company paid an aggregate of approximately $5,386,000 to the minority shareholders of Davidson & Associates for this purchase. Verdant Investments, Pty. Ltd, an entity affiliated with Mr. Davidson, received approximately $3,866,000 of this purchase price.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table summarizes the compensation of the Chief Executive Officer and the four other most highly compensated executive officers for 1999 (the "named officers"), as well as the compensation paid to each such individual for 1998 and 1997.

                                          Annual Compensation                        Long Term Compensation
                                                                                   Common
                                                                                   Shares              (1)
                                                                                 Underlying         All Other
           Name               Year         Salary             Bonus              Options (#)      Compensation
Richard J. Pinola            1999        $530,000          $556,500                125,000           $79,250
Chairman of the              1998         500,000           881,000 (2)             25,000            90,300
Board and CEO                1997         500,000               ---                 42,300            52,375

Joseph T. Smith              1999        $350,000          $301,875                 65,000           $41,824
Vice Chairman of             1998         325,000           373,750                 15,000            53,688
the Board                    1997         325,000               ---                 26,100            34,875

John J. Gavin                1999        $350,000          $301,875                 60,000           $36,877
President and COO            1998         325,000           208,000                 10,000             3,750
                             1997         325,000               ---                    ---               ---

James E. Greenway            1999        $200,000          $152,500                 13,500           $ 3,750
EVP and Chief                1998         180,162            99,469                  1,500             1,853
Marketing Officer            1997          41,675 (3)           ---                  3,000               ---

Erik A. Dithmer              1999        $210,000          $118,073                  4,500           $ 3,750
EVP - Eastern                1998         210,000           341,438                  4,500             3,750
Group                        1997         184,300            67,619                  5,250             2,375

(1) Includes amounts paid, payable or accrued in connection with retirement. Such amounts consist of contributions and allocations relating to qualified and non-qualified defined contribution plans. Matching contributions to the qualified defined contribution plans vest at a rate of 33 1/3% per year from the date of hire. Contributions to the non-qualified plans vest according to the terms in each officer's respective employment agreement. See "Employment Agreements."

(2) For his performance during 1998, Mr. Pinola was awarded 7,000 shares of the Company's Common Shares, issued effective January 1, 1999. At January 1, 1999, this award of Common Shares had a fair market value of $99,750, calculated by applying the closing price of the Company's Common Shares on the NASDAQ on the next business day after the effective date of the award ($14.25 on January 4, 1999). The fair market value of this award of Common Shares is included above with Mr. Pinola's bonus in 1998.

(3) Mr. Greenway joined the Company in September 1997. His 1997 annual salary of $162,700 was prorated based on length of service.

Stock Option Grants

         The table below shows option grants in 1999 to the named officers.

                                             Individual Grants
                           -------------------------------------------------------
                               Number of    % of Total                                 Potential Realizable Value at
                               Underlying    Options        Exercise                        Assumed Annual Rates of
                                Options     Granted to       Price                      Stock Price Appreciation for
                                Granted     Employees         Per       Expiration             Option Term (2)
          Name                 in 1999 (1)   in 1999         Share         Date              5%                10%
Richard J. Pinola                 50,000      9.6%           $14.25      12/31/08       $1,002,216          $3,248,941
                                  25,000      4.8%            15.44       1/10/09          542,955           1,760,128
                                  50,000      9.6%            11.00      12/14/09          773,641           2,507,955

Joseph T. Smith                   25,000      4.8%           $14.25      12/31/08         $501,108          $1,624,471
                                  15,000      2.9%            15.44       1/10/09          325,773           1,056,077
                                  25,000      4.8%            11.00      12/14/09          386,820           1,253,977

John J. Gavin                     25,000      4.8%           $14.25      12/31/08         $501,108          $1,624,471
                                  10,000      1.9%            15.44       1/10/09          217,182             704,051
                                  25,000      4.8%            11.00      12/14/09          386,820           1,253,977

James E. Greenway                  3,500      0.7%           $15.44       1/10/09         $ 76,014          $  246,418
                                  10,000      1.9%            11.00      12/14/09          154,728             501,591

Erik A. Dithmer                    4,500      0.9%           $15.44       1/10/09         $ 97,732          $  316,823

(1) All of the grants detailed above with an exercise price of $14.25 and $15.44 were made on January 1, 1999 and January 11, 1999, respectively, in connection with the Company achieving its 1998 targets. All of the grants detailed above with an exercise price of $11.00 were made on December 15, 1999 in connection with the Company achieving its 1999 targets. The first one-third of each grant becomes exercisable one year from the date the grant was made. All options vest on a cumulative basis, one-third each year. All options were granted at an exercise price equal to the closing price of the Company's Common Shares on the NASDAQ as of the date of grant. If a change in control (as defined in the 1993 Stock Incentive Plan pursuant to which the options were granted) were to occur before the expiration date, these options would vest and become exercisable immediately.

(2) The potential realizable values are based on an assumption that the stock price of the Company's Common Shares will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting over a three year period. These amounts are calculated based on the assumptions required to be used by the SEC and do not reflect the Company's estimate of future stock price growth of the Company's Common Shares.

Option Exercises and Year-end Option Value

         The table below shows information concerning the exercise of stock options during 1999 by each of the named officers and the year-end value of the in-the-money unexercised options.

                                                              Number of Securities                 Value of Unexercised
                                                             Underlying Unexercised                In-the-Money Options
                            Shares                          Options at 12/31/99 (#)                at 12/31/99 ($) (1)
                           Acqd. on         Value
                         Exercise (#)   Realized ($)    Exercisable     Non-exercisable      Exercisable      Non-exercisable
Richard J. Pinola               84,000       $214,830     322,959           155,766             $ ---            $ 25,000
Joseph T. Smith                 56,250        245,869     119,150            83,700               ---              12,500
John J. Gavin                      ---            ---      23,334            66,666               ---              12,500
James E. Greenway                  ---            ---       2,500            15,500             4,500               7,250
Erik A. Dithmer                  2,500         19,933       8,500             9,250             2,250               2,250

(1) Based on the closing price ($11.50) on the NASDAQ on December 31, 1999.

Employment Agreements and Change in Control Agreements

         Effective January 1, 1999, the Company and Mr. Pinola entered into an amendment to Mr. Pinola's Employment Agreement, dated December 12, 1995. Pursuant to the amendment, the term of Mr. Pinola's employment with the Company was extended for a three year period from January 1, 1999 to December 31, 2001 and his base salary was increased to $530,000 per annum.

         Under Mr. Pinola's amended agreement, the Company will pay to Mr. Pinola annually as incentive compensation a cash bonus based on the Company's financial performance for that year in such amounts, if any, as are determined by the Company's Board of Directors or its Compensation and Options Committee. Mr. Pinola is also entitled to participate in and receive the benefits of any profit sharing, retirement plans and insurance programs made available to other similarly situated employees of the Company.

         The amended agreement also entitles Mr. Pinola to participate in a deferred compensation plan to which 5% of his compensation, including base salary and bonuses, is credited annually. Mr. Pinola's deferred compensation account balance vests at the rate of 10% per year, beginning at age 47. The account balance is payable as a life annuity (based on specified mortality tables) in equal monthly installments with interest on the unpaid balance upon his termination of service with the Company (except for death or if he is discharged for cause) on or after age 62, subject to earlier payment in the event of death or disability prior to termination of service, termination by the Company without cause and under certain circumstances relating to a change in control of the Company. In the event there is a change in control of the Company, as defined in his agreement, the Company shall establish a trust and shall, from time to time, transfer into such trust sufficient assets to meet the Company's obligation to pay the deferred compensation benefits to Mr. Pinola and his beneficiaries. Also, if Mr. Pinola's employment is terminated within two years after the change in control, he shall be entitled to begin receiving this deferred compensation benefits as if he had reached his normal retirement date prior to such termination.

         Mr. Pinola's employment agreement is renewable for successive one year terms beginning January 1, 2002 unless either party gives the other party written notice of non-renewal at least 120 days prior to the expiration of the then current term. Notwithstanding the foregoing, Mr. Pinola's employment with the Company will not be renewed under this agreement on or after December 31 of the calendar year in which he reaches sixty-five years of age. In the event that Mr. Pinola's employment is terminated by the Company without cause, his employment is not renewed at the end of the term of his employment agreement, or if Mr. Pinola terminates his employment as a result of various reasons specified in the agreement, he will be entitled to severance compensation equal to the greater of $530,000 or his total salary and cash bonus paid during the 12 month period immediately preceding the termination. This amount will be payable over the longer of the remaining term of the agreement or 12 months from the date of termination. Upon certain changes in control (as defined in the agreement) of the Company, Mr. Pinola may, upon written notice given to the Company within 60 days thereafter, elect to either (a) continue his employment with the Company for a period equal to the greater of the then current term or a period which expires two years after the date of the change in control or (b) terminate this employment and receive severance compensation. In either case, the annual compensation payable to him shall not be less than the greater of the total amount of the base salary and cash bonus paid to him during the 12 months immediately preceding the change in control or $530,000.

         Effective January 1, 1999, the Company and Mr. Smith entered into an amendment to Mr. Smith's Employment Agreement, dated December 12, 1995. The terms of the amended agreement are substantially the same as those of Mr. Pinola's agreement except that Mr. Smith's base salary is increased to $350,000 per annum and any component of his compensation determined by his base salary is based upon his salary of $350,000. Under Mr. Smith's amended agreement, Mr. Smith is also entitled to participate in a deferred compensation plan with substantially the same terms as outlined above for Mr. Pinola, except that Mr. Smith vests in his plan at the rate of 20% per year, beginning at age 61.

         Effective January 1, 1999, the Company entered into an Employment Agreement with Mr. Gavin having an initial term expiring December 31, 2001. The terms of Mr. Gavin's agreement are substantially the same as those of Mr. Pinola's and Mr. Smith's amended agreements, except that Mr. Gavin's initial base salary is $350,000, and any component of his compensation determined by his initial base salary is based upon his salary of $350,000. Mr. Gavin is also entitled to participate in a deferred compensation plan with substantially the same terms as outlined above for Mr. Smith.

           To enhance the loyalty of, and assist in the retention of key members of the Company's management, the Board of Directors adopted in February 1997 a policy to provide for the potential payment of severance to all Executive Vice Presidents in the event of a change in control of the Company. Under this policy, the Executive Vice Presidents would be entitled to a severance payment payable over two years if their employment was involuntarily terminated within eighteen months of a change in control. The total amount payable annually would not be less than the greater of : (1) the total amount of base salary and incentive payments paid during the calendar year immediately preceding the change in control; or (2) the annualized amount of the Executive Vice President's then current salary as of the date of the change of control if the respective Executive Vice President did not work the full calendar year immediately preceding the change in control. Under this policy, a change in control includes the sale of a controlling interest in the Company's Common Shares, the sale of all or substantially all of the Company's assets, or a merger or consolidation where the surviving entity is not controlled by the present management of the Company.

         Pursuant to the Company's Affiliate Agreements, the Affiliates may have a right of first refusal to purchase the Common Shares held by certain shareholders of the Company who have granted to the Affiliates this right in case of certain proposed sales or exchanges of the Company's Common Shares. Under the terms of the Affiliate Agreements, in the event that 51% or more of the Common Shares of the Company is proposed to be sold by one or more shareholders of the Company in a single transaction (exclusive of a corporate merger or consolidation in which the Company is not the surviving party and transactions in which the common stock of another company is exchanged for the Common Shares of the Company), the Affiliates may have a right of first refusal to acquire the Common Shares of the Company held by the aforementioned shareholders of the Company under the same terms as the proposed transaction.

Compensation of Directors

         For 1999, the Company paid all directors who were not Company officers or employees $17,000 per year as a director's fee, plus $750 for each Board of Directors meeting attended and $750 for each Committee meeting attended plus reasonable out-of-pocket expenses for attending such meetings. The Company also paid the Audit Committee Chair and the Compensation and Options Committee Chair $1,500 and $2,500, respectively, per year.

         In addition, pursuant to the Company's 1995 Directors' Stock Option Plan, each director who was not a Company officer or employee received a grant of 4,500 options on December 31, 1999. The first one-third of such options become exercisable on December 31, 2000. The options vest on a cumulative basis, one-third each year, and they expire on December 31, 2004. These options were granted at an exercise price equal to the closing price of the Company's Common Shares on the NASDAQ as of the date of grant of $11.50.

                    COMPENSATION AND OPTIONS COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

         The Compensation and Options Committee of the Board of Directors (within this report, the "Committee") is comprised of non-employee directors of the Company listed in this report. The Committee is responsible for overseeing management's recommendations on the Company's executive compensation and stock option proposals, policies, and programs. In addition, the Committee recommends to the Board of Directors, on an annual basis, the compensation to be paid to the Chief Executive Officer ("CEO").

Compensation Philosophy

         This report reflects the Company's compensation philosophy as adopted by the Committee and endorsed by the Board of Directors. The Company's executive compensation programs are intended to provide its executives and managing principals with competitive market salaries and the opportunity to earn incentive compensation related to performance expectations identified by management. The broad objectives of the Company's executive compensation program, as developed by the Committee and subject to periodic review, are to:

          (1) Support and reinforce the Company's business strategy and link pay to shareholder value;
          (2) Align compensation with the goals and key performance measures of the business;
          (3) Attract and retain high quality executives and managing principals; and
          (4) Reward such employees for superior performance, as measured by financial results and key strategic achievements.

         A significant portion of executive pay is variable, uncapped, and is tied to improvement in EPS and, in the case of group executives and regional managing principals, to their region's and group's operating performance. This policy reflects management's belief that continuous improvement in EPS and growth in group revenue and operating income directly contributes toward creating shareholder value through the potential of increasing the Company's stock price.

Pay Positioning

         The Committee's executive compensation program is constructed to provide an opportunity for compensation, through the three components described below (base salaries, annual incentive compensation and long-term incentives), to vary with performance relative to a peer group of professional services companies. Competitive levels of pay for purposes of compensation comparison are provided periodically by Company staff and by compensation consultants' published surveys, outside consulting firms and by the review of comparable public companies' executive compensation disclosures in their annual proxy statements. The primary companies used in the compensation comparison are other publicly held consulting and service firms, although privately-held professional services companies of similar size are also considered in determining pay level opportunity. During 1999, the Company engaged an outside consulting firm to review its executive compensation program for comparability. This review determined that the current executive compensation program is reasonable when compared to those within other comparable companies.

Pay Mix and Measurement For Executives

         The compensation of executives currently includes base salary, annual incentive compensation and stock option awards. The Committee considers the total compensation of each of the named officers and the other executives in reviewing each element of compensation. In general, the proportion of an executive's incentive compensation increases with the executive's level of responsibility. Executives also receive various benefits, including life, medical, and disability insurance, similar to those generally available to all employees of the Company.

Base Salaries

         The Committee, based on management's recommendations, seeks to set base salaries for the Company's executives at levels that are competitive for executives with comparable roles and responsibilities within other comparison companies. The Company maintains an executive salary administration program which uses ongoing internal and periodic external comparisons to set salary ranges at or around the median levels of the comparison companies.

         Individual executive salaries are reviewed annually. Annual salary adjustments are determined by a subjective evaluation of: (1) the position's responsibilities, (2) competitive market rates, (3) strategic importance of the position, and (4) individual performance and contributions. The annual salaries for executives (other than the CEO, the Vice Chairman and the President/COO whose salaries are evaluated by the Committee with the Board of Directors) are approved by the Committee following a review with the CEO and Chief Operating Officer ("COO").

Annual Incentive Compensation

         The Committee administers an annual cash incentive plan for executives. The annual cash incentive plan reflects the Company's belief that executives' contributions to shareholder value come from maximizing earnings and the annual incentive payments to executives are made upon the achievement of annual corporate financial objectives (expressed as a post-incentive EPS goal) that reflect targeted annual growth. Individual award targets are established at the beginning of the year and are based on an individual's position and contribution to the Company results. Awards are increased or decreased for achievement that is above or below target levels. The Company exceeded its 1999 EPS target which resulted in corporate executive officers receiving an incentive award greater than their target amount. In addition, each executive is measured annually against qualitative criteria selected to provide incentives for performance towards strategic Company initiatives. Achievement or failure to achieve these criteria as recommended by the Company's CEO and COO may increase or decrease the individual's annual incentive amount by up to 20%. The Board of Directors and the Committee review similar criteria for the Company's CEO and COO with the ability to increase or decrease the individual's annual incentive compensation by up to 20% for achievement or failure to achieve these goals. For 1999, no adjustment was made to incentive pay for any executive of the Company.

         In addition to the incentive to achieve the EPS goal, certain executives and managing principals responsible for individual region and/or group performance are rewarded in part based on the achievement of regional and/or group revenue and income targets. No awards are made unless a threshold regional and/or group revenue target level is achieved that generally reflects significant growth over the prior year.

Long-Term Incentives ("LTI")

         The Company provides executives with the opportunity to earn annual stock options in order to retain and motivate them to improve long-term stock values. Annual grants of stock options are made to executives based on a market analysis of LTI levels within a peer group of companies. The annual grants are intended to reflect the individuals' respective responsibilities, as well as the actual and expected contribution of the individuals to the Company's long-term success.

         Stock options are granted only if the Company achieves its annual EPS target and, in the case of managing principals, the individual meets their sales target and their group achieves its operating income target for the preceding year. Grants vest in equal amounts over a three year period and are exercisable over a ten year period. The Committee reviews and establishes the grants for all executive officers.

         The Company exceeded its EPS target for 1999 and certain groups met their respective income targets. Accordingly, stock options were granted to all eligible employees, including managing principals who met their individual regional sales targets.

Retirement Compensation

         The intent of the Committee's retirement compensation policy is to provide employees and executives with certain tax-qualified retirement benefits. The Company maintains a defined contribution savings plan available to substantially all employees, including executives, under Section 401(K) of the Internal Revenue Code. Under this plan, the Company contributes 25% of the participating employee's contribution. Employee contributions are generally limited to 10% of their compensation, subject to Internal Revenue Code limitations. The Company also provides discretionary contributions if the Company meets or exceeds the EPS target. A discretionary contribution of an additional 12.5% of the participating employee's contribution was made for 1999 as the Company exceeded its EPS target.

         In addition, the Company provides a non-qualified creditor exempt salary savings plan to eligible employees to help them save for retirement. Under the plan, participants may contribute an elected percentage of their annual cash compensation.

         Effective  January  1,  2000,  the Board of  Directors  of the  Company
approved a non-qualified Supplemental Executive Retirement Plan for its executive officers and other key employees for the purpose of providing supplemental income benefits to plan participants or their survivors upon participants' retirement or death. The Company has established and maintains a grantor "rabbi" trust for the purpose of accumulating funds with which to meet the Company's future obligations under the plan. Although the trust is irrevocable and assets contributed to the trust can only be used to pay such benefits with certain exceptions, the benefits under the plan remain obligations of the Company. The Company has purchased company-owned life insurance policies for its benefit on the lives of certain participants estimated to be sufficient to recover, over time, the full cost of the benefits provided plus the cost of insurance.

Section 162 (m)

         Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)") generally imposes a $1,000,000 limit on the amount of compensation deductible by the Company that it pays to certain executive officers except for qualified "performance-based compensation." Compensation attributable to options granted under the various stock option plans currently in effect is expected to qualify for deductibility under Section 162(m). The Committee monitors the effect of Section 162(m) on the deductibility of such compensation paid by the Company and intends to optimize the deductibility of such compensation to the extent deductibility is consistent with the objectives of the executive compensation program. The Committee, however, intends to weigh the benefits of full deductibility with the objectives of the executive compensation program and, if the Committee believes to do so is in the best interests of the Company and its shareholders, will make compensation arrangements that may not be fully deductible due to Section 162(m).

         During 1999, the provisions of Section 162(m) did not cause any compensation paid by the Company to be non-deductible.

Chief Executive Officer Compensation

         The principles guiding compensation for the Company's CEO are substantially the same as those set forth for other executives as previously described in this report. During 1999, the Company's most highly compensated officer was Richard J. Pinola, Chairman of the Board and CEO. Mr. Pinola's performance was reviewed by the Committee which made recommendations to the Board regarding his annual cash compensation (salary plus annual incentive) and approved his long-term incentive awards.

         In accordance with Mr. Pinola's Employment Agreement noted previously in this report, Mr. Pinola's annual base salary during 1999 was $530,000. Mr. Pinola received additional compensation based on the Company exceeding targeted 1999 results.

                       Compensation and Options Committee
                       Catherine Y. Selleck, Chair
                       Rebecca J. Maddox
                       Raymond B. Langton (Chair during 1999)

Compensation Committee Interlocks and Insider Participation in Compensation

         Mr. Pinola, the Company's Chief Executive Officer and Chairman, makes general recommendations to and reviews with the Compensation and Options Committee the compensation of the Company's executive officers, other than his own. This information is carefully considered by the Committee. Except for the foregoing, during 1999, there were no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers serve on the Board of Directors' Compensation and Options Committee, nor did any current or past officers of the Company serve on the Compensation and Options Committee. Except as discussed in the section "Certain Relationships and Related Party Transactions" with respect to the transactions with MRAI, the franchise owned by Mr. Bourbeau, and with respect to the earnout payment made to Dr. Smye, and with respect to the purchase of Davidson & Associates, of which Mr. Davidson is the Chairman, no member of any committee of the Board of Directors in 1999 had any relationship with the Company other than as a director and member of such committee.

                            COMMON SHARES PERFORMANCE

           The line graph set forth below compares for the period December 31, 1994 through December 31, 1999, the cumulative total return on the Company's Common Shares, based on the market price of the Common Shares with the cumulative total return (assuming dividend reinvestment) of common stock listed on the Russell 2000 Index, and the common stock issued by companies with SIC
Code: 8742, Management Consulting Services Index ("SIC Code Index"). While the SIC Code Index was selected primarily because it is representative of the Company's professional service business, the Russell 2000 Index was selected because it represents a comparable market capitalization. The Company believes the SIC Code Index and the Russell 2000 Index compare effectively with the Company based on the aforementioned selection criteria.




[GRAPHIC OMITTED]

                        12/31/94       12/31/95      12/31/96      12/31/97       12/31/98      12/31/99
                        --------       --------      --------      --------       --------      --------
The Company              $100.00       $172.14       $246.98        $141.53       $163.73       $127.65
SIC Code                  100.00        189.95        202.47         237.10        260.59        286.38
Russell 2000              100.00        128.44        149.77         183.23        178.09        212.98

                   RATIFICATION OF APPOINTMENT OF INDEPENDENT
                               PUBLIC ACCOUNTANTS

           Subject to the shareholders' ratification, the Board of Directors, upon recommendation of the Audit Committee, has appointed the firm of Arthur Andersen LLP, which served as the Company's independent public accountants for the last fiscal year, to serve as the Company's independent public accountants for the current fiscal year. If the shareholders do not ratify this appointment by the affirmative vote of a majority of shares present in person or represented by proxy at the Meeting, other independent accountants will be considered by the Board of Directors upon recommendation of the Audit Committee.

           A representative of Arthur Andersen LLP is expected to be present at the Meeting and will have the opportunity to make a statement if he desires to do so. The representative is also expected to be available to respond to appropriate questions from the shareholders of the Company.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

                                 OTHER BUSINESS

           The Board of Directors does not know of any further business to be presented at the Meeting. However, should any other matter requiring a vote the shareholders arise, the persons appointed by the enclosed proxy intend to vote on those matters in accordance with their judgment as to the best interests of the Company.

                              SHAREHOLDER PROPOSALS

           Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders in 2001 must be received by the Company by December 1, 2000 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. At the 2001 Annual Meeting of Shareholders, Management of the Company will have discretionary authority to act upon such matters as may be brought before the meeting or any adjournment thereof as to which written notice was not received by the Company on or before February 21, 2001.


                             SOLICITATION OF PROXIES

           The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expense of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, the Company may solicit proxies in person or by telephone or telegraph by directors, officers or regular employees of the Company or its subsidiaries.

                           ANNUAL REPORT ON FORM 10-K

           The Company will provide without charge to each person solicited by this proxy statement, on the written request of any such person, a copy of the Company's Annual Report on Form 10-K as filed with the SEC for its most recent fiscal year, including the financial statements and the financial statement schedules required to be filed with the SEC. Such written request should be directed to Ms. Kimberly A. Fisher, Senior Financial Reporting Associate, at the address of the Company appearing on the first page of this proxy statement.

           The Board of  Directors  urges  shareholders  to attend the  Meeting.
Whether or not you plan to attend the Meeting, shareholders are asked to complete, date, sign and return the enclosed proxy promptly in the accompanying envelope. Shareholders who attend the Meeting may vote their shares personally even though they have sent in their proxies.

                                         By Order of the Board of Directors


                                         /S/ CHARLES J. MALLON
                                         Charles J. Mallon
                                         Secretary

                       RIGHT MANAGEMENT CONSULTANTS, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                  Annual Meeting of Shareholders -- May 4, 2000

     The undersigned shareholder of RIGHT MANAGEMENT CONSULTANTS, INC. (the "Company"), revoking all previous proxies, hereby constitutes and appoints RICHARD J. PINOLA and JOSEPH T. SMITH, and each of them acting as individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on Thursday, May 4, 2000, at 10:00 A.M. at the Company's headquarters, 1818 Market Street, 33rd Floor, Philadelphia, Pennsylvania, and to vote all Common Shares of the Company which the undersigned would be entitled to vote if personally present at the Meeting, and at any adjournment or postponement thereof; provided that said proxies are authorized and directed to vote as indicated with respect to the following matters:

1.   / / FOR all nominees for director named below.
     / / WITHHOLD AUTHORITY to vote for all nominees for director named below. / / FOR all of the nominees for director named below, except WITHHOLD AUTHORITY to vote for the nominee(s) whose name(s) is (are) lined through.
     Nominees: FRANK P. LOUCHHEIM, RICHARD J. PINOLA, JOSEPH T. SMITH, JOHN J. GAVIN, LARRY A. EVANS, JOHN R. BOURBEAU, RAYMOND B. LANGTON, REBECCA J. MADDOX, CATHERINE Y. SELLECK, MARTI D. SMYE, and FREDERICK R. DAVIDSON

2. / / FOR the ratification of the Selection by the Board of Directors of Arthur Andersen LLP, as the Company's independent public accountants for the current fiscal year.
     / / AGAINST
     / / ABSTAIN

3. In their discretion, the proxies will vote on such other business as may properly come before the Meeting.

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholders. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR AND "FOR" PROPOSAL 2 REFERRED TO IN THIS PROXY. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the Meeting or any adjournment or postponement thereof.

     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE ANNUAL REPORT, NOTICE OF SAID MEETING AND THE PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH. The undersigned also hereby ratifies all that the said attorneys and proxies may do by virtue hereof and hereby confirms that this proxy shall be valid and may be voted whether or not the shareholder's name is signed as set forth below or a seal is affixed or the description, authority or capacity of the person signing is given or other defect of signature exists.

                                        NOTE: PLEASE MARK, DATE AND SIGN THIS
                                        PROXY CARD AND RETURN IT IN THE ENCLOSED
                                        ENVELOPE. Please sign this proxy exactly as name appears in address below. If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, such as attorney-in-fact, executor, administrator, trustee or guardian, please give full title and attach evidence of authority.
                                        Corporations please sign with full
                                        corporate name by a duly authorized
                                        officer and affix the corporate seal.


                                        Dated: ----------------------, 2000
                                         ---------------------------- (SEAL)
                                        (Shareholder's Signature)
                                        ---------------------------- (SEAL)
                                        (Shareholder's Signature)